                                  EXHIBIT 99-5

                                PROMISSORY NOTE

                                                               PRINCIPAL AMOUNT
                                                               US $800,000.00

        FOR VALUE RECEIVED, Regal (New) International, Inc., a Texas corporation (the "MAKER") does hereby promise to pay to the order of Regal International, Inc., a Delaware corporation (hereinafter "HOLDER"), at the address described by Holder, the amount of Eight Hundred Thousand US Dollars (US $800,000). This Note shall bear no interest.

        The outstanding principal balance of this Note shall be due and payable in full on February 1, 2001.

        This Note is secured by a certain Pledge Agreement of even date herewith granting the Holder a security interest in all the outstanding shares of Regal (New) International, Inc. registered in the name of the Harlequin Investment Holdings Limited.

        The Maker waives presentment, demand, protest, notice of dishonor and notice of intent to accelerate.

        If any provision of this Note shall be determined to be invalid or unenforceable under law, such determination shall not affect the validity or enforcement of the remaining provisions of this Note. This Note is execute under seal and shall be binding upon the successors and assigns of the Maker.

        Upon default, the Maker shall be liable for interest at the rate of 18% per annum on the unpaid principal balance and accrued and unpaid interest plus all reasonable costs of collection including, but not limited to, reasonable attorneys' fees.

        This Note shall be governed by and construed in accordance with the laws of the State of New York and the United States of America.

        The indebtedness represented by this Note is subordinate and inferior to a certain $1,500,000 Secured Credit Facility by and between Fremont Financial Corporation and Maker.

        EXECUTED this 13th day of February, 1996, but effective as of January 31, 1996.

                                        REGAL (NEW) INTERNATIONAL, INC.


                                        by: /s/ JANAK DESAI
                                           -----------------------------------
                                                Janak Desai President


                                 Page 40 of 44